Exhibit 99.1
HUTTIG NAMES PHILIP W. KEIPP
VICE PRESIDENT — CHIEF FINANCIAL OFFICER
ST. LOUIS, MO, July 2, 2009 — Huttig Building Products, Inc. (OTC: HBPI) today announced that Philip W. Keipp will be joining the Company as its Vice President — Chief Financial Officer, effective July 22, 2009. He is assuming overall financial and accounting responsibilities, announced Jon P. Vrabely, President and CEO of Huttig.
Mr. Keipp, who is 48 years old, is a CPA with extensive financial and accounting experience. He was with HD Supply Waterworks, a leading distributor of water and wastewater transmission products, and its predecessor companies for nearly twelve years, most recently as its Chief Financial Officer and Chief Operating Officer. Prior to that, Mr. Keipp spent over twelve years in public accounting, including ten years at KPMG LLP, where he was a Senior Manager in the firm’s Manufacturing, Retail and Distribution practice. Mr. Keipp received his Bachelor of Science in Business Administration from Lindenwood University.
Mr. Vrabely has served as the Company’s interim Chief Financial Officer since the resignation of Mr. Kenneth Young in April 2009.
“Phil has great experience across the accounting and controls, financial planning and analysis and financial reporting functions, and we believe that with his financial and distribution operating experience he will be a tremendous asset for Huttig,” said Mr. Vrabely.
About Huttig
Huttig Building Products, Inc., currently in its 124th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 28 distribution centers serving 45 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.
Contact: Don Hake — (314)-216-2675 — dhake@huttig.com